March 16, 2017

Juan Andres lm Wygartli 24
Hofstetten 4114 Switzerland

Re:    Employment by ModernaTX, Inc.

Dear Juan,

ModernaTX, Inc. (the “Company”) is pleased to confirm, its offer to employ you as SVP, Technical Development and Manufacturing. Your effective date of hire will be on or before August 1, 2017 (the “Start Date”), and you will perform services for the Company as a regular, full-time employee.
Your initial base salary for this position will be at the rate of $500,000 per year, payable bi-weekly in accordance with the Company’s normal pay schedule. Your salary will be subject to periodic review and adjustments at the Company’s discretion.
You will be eligible to receive an annual performance bonus. The Company will initially target the bonus at up to 50% of your annual salary rate (pro-rated based on your Start Date). The actual bonus percentage is discretionary and will be subject to the Company’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to approval by and adjustment at the discretion of the Company and the terms of any applicable bonus plan. You must be employed on the date a bonus is paid to earn that bonus. The Company expects to review your job performance on an annual basis and expects to discuss with you the criteria which the Company will use to assess your performance for bonus purposes.
In addition to the foregoing, upon your commencement of employment with the Company, you will be paid a one-time signing bonus of $300,000 less applicable taxes (the “Signing Bonus”). You will repay a pro rata portion of the Signing Bonus (as calculated by the Company) to the Company if you voluntarily terminate your employment with the Company or your employment is terminated for cause (as determined by the Company) during, in each case, the first 24 months of your employment. That amount may be collected by the Company, either directly or indirectly, from any (i) payment of any kind due to you from the Company or any affiliate thereof including, without limitation, accrued wages, vacation, final wages, and expense reimbursements to the fullest extent permitted by applicable law; and/or (ii) the forfeiture or cancellation of any equity interest owned by you in the Company or any subsidiary or affiliate thereof, whether now existing or hereafter formed, and regardless of the form such equity interest (e.g., common units, options to acquire common units or otherwise).
Subject to the commencement of your employment with the Company, the Company will recommend to the Board of Directors (the “Board”) of the Company’s parent entity (“Parent”), that you be eligible to participate in Moderna’s equity incentive program and be granted, at such time as the Board determines, an option to purchase 2,000,000 shares of Parent’s common stock (such equity award is referred to as the “Equity Award”). Subject to the Board’s approval of the Equity Award, the Equity Award will vest according to the following schedule: 25% of the Equity Award will vest on the first anniversary of the Start Date, and the remaining 75% of the Equity Award will vest in equal calendar quarterly installments over the next three years, provided that, in each case, that you continue to provide continuous services to the Company as of each such vesting date. The grant of the Equity Award will be conditioned upon, among other things, your execution of all necessary documentation relating to the Equity Award as determined by the Company (all such documentation is collectively referred to as the “Equity Award Documentation”). The terms and conditions with respect to the Equity Award shall be set forth in the Equity Award Documentation.

The Company will pay reasonable costs associated with your relocation to the Cambridge area from Switzerland consistent with the Employee Relocation Guidelines (the “Relocation Expenses”). The period of temporary accommodation typically allowed will be extended until the end of 2017 in the form of a $5,000 per month allowance for accommodation paid directly by the Company. The Company will determine in its reasonable judgement what, if any, of your Relocation Expenses are for nondeductible expenses in accordance with applicable law and will comply with associated withholding and tax reporting obligations. You will repay the Relocation Expenses to the Company if you voluntarily terminate your employment with the Company or your employment is terminated for cause (as determined by the Company) during the first 12 months of your employment. That amount may be collected by the Company, either directly or indirectly, from any (i) payment of any kind due to you from the Company or any affiliate thereof including, without limitation, accrued wages, vacation, final wages, and expense reimbursements to the fullest extent permitted by applicable law; and/or (ii) the forfeiture or cancellation of any equity interest owned by you in the Company or any subsidiary or affiliate thereof, whether now existing or hereafter formed, and regardless of the form such equity interest (e.g., common units, incentive units (also referred to as profits interests), options to acquire common units or otherwise). In the event that the Company terminate you for any reason other than for voluntary separation or for cause (as determined by the Company), your costs of repatriation to Europe will be covered by the company at the same rate as your inbound trip.

In addition to your compensation, you may take advantage of various benefits offered by the Company. Currently the Company provides group medical and dental insurance, short term disability coverage, group life insurance and a 401(k) plan. These benefits, of course, may be modified, changed or eliminated from time to time at the sole discretion of the Company, and the provision of such benefits to you in no way changes or impacts your status as an at-will employee. Where a particular benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive any particular benefit is governed solely by the applicable plan document. Should you ever have any questions about Company benefits, you should ask for a copy of the applicable plan document. You will also be eligible for vacation pursuant to the Company’s policies.
All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you. Similarly, this offer letters sets forth the initial terms and conditions of your employment, which are subject to change at the company’s discretion.
Your normal place of work in 2017 will be Cambridge, Massachusetts; however, it is understood that the Company may change your normal place of work according to the Company’s future needs. When our Norwood, Massachusetts facility is operational, it is expected that you will spend a majority of time in that location. As a condition of your employment, you will need to enter into a “Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement”, a copy of which is enclosed. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.
The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Moderna will support and pay for your O-Visa application. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

Please indicate your acceptance of this offer by signing and dating this letter (PDF by email) and returning it by March 27, 2017.
Juan, we look forward to your joining the Company and are pleased that you will be working with us to build a transformative company for patients.

Very truly yours,
MODERNA, INC.

By: Stéphane Bancel
Title: Chief Executive Officer

/s/ Stéphane Bancel

Accepted and Agreed:

Juan Andres
3/17/2017
Date